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                                                                    Exhibit 4.5

                               CONVERTIBLE NOTE

$_________.00                 San Antonio, Texas                March ___, 1997

     FOR VALUE RECEIVED, American TeleSource International, Inc., a Texas corporation ("Maker"), promises to pay to the order of ________________________ ("Payee"), at _______________________________________________________________,
the principal sum of __________________________________ and No/100 United States
Dollars, together with interest (which shall accrue but not compound) on the unpaid principal amount of this Note from day to day outstanding, at the rate of 10% per annum, such interest being payable on a semi-annual basis on March 1 and September 1 of each year. Subject to the terms hereof, including conversion of this Note as provided in Section 1, unpaid principal of this Note, together with accrued and unpaid interest thereon, shall be due and payable on the third anniversary of the date hereof (the "Maturity Date").

     1.    Conversion of Note.

           (a) This Note is one of a series of Convertible Notes issued by Maker to certain qualified persons in the aggregate principal amount of up to $5.0 million (individually, a "Convertible Note," and collectively, the "Convertible Notes"). The Convertible Notes are being issued in contemplation of the authorization of a class of 10% Cumulative Redeemable Preferred Stock, with such rights, preferences and limitations as are set forth on Exhibit A hereto (the "Preferred Stock") of (a) American TeleSource International Inc., an Ontario, Canada corporation and the sole shareholder of Maker ("ATSI Canada") or
(b) after consummation of a Plan of Arrangement under Ontario law (or other similar reorganization) pursuant to which the shareholders of ATSI Canada will surrender their shares in exchange for shares of a wholly-owned subsidiary incorporated under the laws of Delaware for the primary purpose of effecting such reorganization ("ATSI Delaware"), of ATSI Delaware.

           (b) Upon the authorization of the Preferred Stock by ATSI Canada or ATSI Delaware, as applicable, Maker may, at its option, cause this Note to convert automatically (without further action by Payee) on or before the Maturity Date into that number of shares of Preferred Stock equal to (a) the sum of the unpaid principal amount of this Note plus accrued and unpaid interest thereon, divided by (b) $1,000.00. No fractional shares of Preferred Stock shall be issued and any amounts otherwise representing a fractional portion of a share shall be paid by Maker to Payee upon conversion.

           (c) In order to effect the conversion of this Note, Maker shall deliver to Payee, at the place for payment, written notice thereof at least five days prior to conversion. Such notice shall set forth the scheduled effective date of the conversion, the number of shares of Preferred Stock to be issued upon conversion and the mechanics of conversion, and shall be accompanied by certified copies of corporate authorizations and charter documents which, in the reasonable opinion of Payee's counsel, evidence the establishment of the Preferred Stock and the authority to issue such Preferred Stock upon conversion of this Note. Maker shall cause to be delivered to Payee, within 10 days after the effective date of the conversion, one or more certificates representing the number of shares of Preferred Stock into which this Note has converted and, if applicable, a check representing any fractional portion of a share of Preferred Stock.

     2. Prepayments. Maker may prepay this Note in whole or in part at any time without penalty or premium. Prepayments shall be applied first to accrued and unpaid interest on this Note, then to the unpaid principal amount of this Note. If Maker desires to prepay any other Convertible Note, then Maker shall simultaneously prepay this Note in the same proportion as the prepayment amount of such other Convertible Note bears to the unpaid principal amount of such other Convertible Note.

     3.    Default.

           (a) If Maker defaults in the payment of this Note, and the default continues for at least 10 days after Payee gives Maker written notice of the default, then Payee may declare the unpaid principal amount and

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accrued and unpaid interest on this Note immediately due. Maker and each surety, endorser and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests and notices of protest, to the extent permitted by law.

           (b) If this Note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy or other judicial proceeding, then, in addition to other amounts due, Maker shall pay Payee all costs of collection, including reasonable attorneys' fees and court costs of up to 10% of all amounts due.

           (c) Neither a delay on the part of Payee in the exercise of any power or right under this note, nor a single or partial exercise of any such power or right, shall operate as a waiver thereof. Enforcement by Payee of any of its rights hereunder shall not constitute an election by it of remedies so as to preclude the exercise of any other remedy available to it.

     4. Maximum Interest Rate. Regardless of any provision contained herein or in any other instrument or agreement concerning the debt evidenced by this Note, interest on such debt shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum amount of nonusurious interest, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) spread the total amount of interest throughout the entire contemplated term hereof.

     5. Amendment. The terms of this Note may be waived or amended by the written consent of the holders of 80% of the aggregate unpaid principal amount of the Convertible Notes outstanding at the time. Any such waiver or amendment, if effected in accordance herewith, shall be binding upon Payee, whether or not Payee consented thereto. Notwithstanding the foregoing, no amendment to the amount due, the interest rate or the Maturity Date of this Note shall be effective with respect to this Note without Payee's written consent.

     6. Assignment. This Note is assignable by Maker to an affiliate with which Maker effects a Plan of Arrangement under Ontario law (or other similar reorganization). Following such an assignment, assignee shall be solely responsible for the indebtedness evidenced hereby and Maker's other obligations hereunder.

     7. Entire Agreement. This Note embodies the final, entire agreement of Maker and Payee with respect to the indebtedness evidenced by this Note and supersedes any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the indebtedness evidenced by this Note.

     8. GOVERNING LAW. THIS NOTE IS DELIVERED AND IS INTENDED TO BE PAID AND PERFORMED IN THE STATE OF TEXAS, AND THE LAWS OF SUCH STATE SHALL GOVERN THE CONSTRUCTION, VALIDITY, ENFORCEMENT, AND INTERPRETATION HEREOF.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first written above.

                         AMERICAN TELESOURCE INTERNATIONAL, INC.
                         a Texas corporation
                         By:
                            --------------------------------------------------
                         Name:
                              ------------------------------------------------
                         Title:
                               -----------------------------------------------

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                                   EXHIBIT A
                              TO CONVERTIBLE NOTE

                   10% Cumulative Redeemable Preferred Stock


Issuer:              American TeleSource International Inc., an Ontario, Canada
               corporation, or, following the Plan of Arrangement under Ontario law (or similar reorganization), American TeleSource International, Inc., a Delaware corporation (as the case may be, the "Company").

Securities     10% Cumulative Redeemable Preferred Stock, $.01 par value per share ("Preferred Stock"). The shares have a stated value of $1,000 per share.

Dividends:     The shares of Preferred Stock are entitled to receive semi-annual dividends at the rate of 10% per annum, based on their stated value. Dividends accrue (but do not compound) from the date of issuance and are payable solely in shares of Preferred Stock, valued at their stated value, within 30 days after March 1 and September 1 of each year. Shares of Preferred Stock issued as dividends are not entitled to additional dividends. Shares of Preferred Stock do not participate in dividends, if any, on shares of Common Stock.

Conversion:    The shares of Preferred Stock are not convertible.

Redemption:    The shares of Preferred Stock are redeemable at the Company's option at any time at a price equal to their stated value, plus accrued and unpaid dividends (payable in cash). All shares of Preferred Stock outstanding on the third anniversary of the issue date of the Convertible Notes from which the Preferred Stock is convertible must be redeemed by the Company.

Liquidation:   In the event of a liquidation, dissolution or winding up of the
               Company, the shares of Preferred Stock are entitled to receive a liquidation preference in an amount equal to their stated value, plus accrued and unpaid dividends (payable in cash). Any redemption must be made on a pro rata basis with respect to each holder based on the number of shares held. Shares of Preferred
               Stock do not participate in liquidating distributions, if any, on shares of Common Stock.

Voting: The shares of Preferred Stock are entitled to vote as a class to approve (1) the redemption of any securities of the Company other than the Preferred Stock (excluding redemptions of warrants pursuant to call provisions, redemptions of securities owned by employees pursuant to arrangements approved in advance by the Company's board, and other similar permitted redemptions), (2) the declaration or payment of dividends on securities of the Company other than the Preferred Stock, (3) the issuance of securities of the Company senior in right of liquidation or redemption to the Preferred Stock, (4) the merger of the Company with another corporation or the sale of substantially all of the Company's assets (other than the proposed Plan of Arrangement or transactions in which the Company's shareholders continue to own more than 50% of the successor corporation), and (5) the reclassification of the shares of Preferred Stock. Other than the foregoing, the shares of Preferred Stock are non-voting except to the extent required by applicable law.

Antidilution:  The shares of Preferred Stock will convert into shares of preferred stock, with the same terms, of any corporation with which the Company effects a plan of arrangement or other reorganization.